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                                                                     EXHIBIT 11

                         CLAREMONT TECHNOLOGY GROUP, INC.
                                 AND SUBSIDIARIES
                        CALCULATIONS OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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

                                Three Months Ended March 31,                       Nine Months Ended March 31,
                                ------------------------------------------------   ------------------------------------------------
                                1997                     1996                      1997                     1996
                                -----------------------  -----------------------   -----------------------  -----------------------
                                Primary   Fully Diluted  Primary   Fully Diluted   Primary   Fully Diluted  Primary   Fully Diluted
                                -----------------------  -----------------------   -----------------------  -----------------------
 Weighted Average Shares
 Outstanding for the Period        7,913        7,913      4,570          4,570       7,366        7,366       4,525        4,525

 Dilutive Common Stock
 Options Using the Treasury
 Stock Method                      2,011        2,009      2,649          2,517       2,307        2,306       2,671        2,557

 Shares added pursuant to
 SAB 83                              -             -         466            466         -             -          466          466
                                -----------------------  -----------------------   -----------------------  -----------------------
 Total Shares Used for Per
 Share Calculations                9,924        9,922      7,685          7,553       9,673        9,672       7,662        7,548
                                -----------------------  -----------------------   -----------------------  -----------------------
                                -----------------------  -----------------------   -----------------------  -----------------------
 Net Income                      $ 1,296      $ 1,296     $  495         $  495     $ 3,813      $ 3,813     $ 2,205      $ 2,205

 Adjustment to Income to
 Give Effect for 20% Treasury
 Stock Limitation                    -             -          32             27          -            -           53           52
                                -----------------------  -----------------------   -----------------------  -----------------------
 Net Income as Adjusted          $ 1,296      $ 1,296     $  527         $  522     $ 3,813      $ 3,813     $ 2,258      $ 2,257
                                -----------------------  -----------------------   -----------------------  -----------------------
                                -----------------------  -----------------------   -----------------------  -----------------------
 Net Income Per Share            $  0.13      $  0.13     $ 0.07         $ 0.07     $  0.40      $  0.39     $  0.29      $  0.30
                                -----------------------  -----------------------   -----------------------  -----------------------
                                -----------------------  -----------------------   -----------------------  -----------------------

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